Exhibit 99.1

                Shoe Pavilion Reports Operating Results
         for the Third Quarter and First Nine Months of 2005

    PINOLE, Calif.--(BUSINESS WIRE)--Nov. 10, 2005--Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced net income of $293,000 or $0.04 per diluted share, for the third quarter ended October 1, 2005 compared to net income of $24,000 or $0.00 per diluted share, for the third quarter of 2004. Net income for the nine months ended October 1, 2005 was $1.4 million or $0.20 per diluted share, compared to net income of $1.1 million or $0.16 per diluted share, for the same period in 2004.
    As previously announced, comparable store net sales increased 7.8% for the third quarter ended October 1, 2005 from the same period last year. Net sales for the third quarter ended October 1, 2005 increased 20.1% to $24.8 million from $20.7 million for the same period last year.
    Comparable store net sales for the nine months ended October 1, 2005 increased 9.0% from the same period last year. Net sales for the nine months ended October 1, 2005 increased 19.8% to $73.0 million from $61.0 million for the same period last year.
    Gross profit for the third quarter of 2005 was $8.4 million or 33.8% of net sales compared to $6.7 million or 32.5% of net sales for the same period last year. Gross profit for the nine months ended October 1, 2005 was $25.2 million or 34.5% of net sales compared to $20.7 million or 33.9% of net sales for the same period last year.
    Selling, general and administrative expenses for the third quarter of 2005 were $7.8 million or 31.3% of net sales compared to $6.6 million or 31.9% of net sales for the same period last year. Selling, general and administrative expenses for the nine months ended October 1, 2005 were $22.5 million or 30.9% of net sales compared to $18.7 million or 30.6% of net sales for the same period last year.
    Approximately $400,000 of the increase in selling, general and administrative expenses for the third quarter ended October 1, 2005 relates to the direct operating expenses of the 14 stores opened from July 2004 through October 1, 2005, net of eight closed, and increases in administrative payroll costs, freight costs and worker's compensation insurance. Selling, general and administrative expenses for the third quarter of 2004 were favorably impacted by a $258,000 reversal of a reserve during the thirteen weeks ended October 2, 2004 for costs associated with the settlement of a wage and hour lawsuit.
    During the quarter ended October 1, 2005, the Company opened four new stores and closed two stores in which the leases had expired bringing the total stores the Company operated at the end of the quarter to 89. Three of the new stores are located in Nevada. As part of its plan to operate larger stores, the Company relocated one of its stores in California from a 4,500 square foot location to a new better-situated 19,000 square foot location within the same mall.
    Subsequent to the end of the third quarter, the Company opened a new 23,000 square foot store in California to replace a 7,000 square foot store it closed during the third quarter bringing to 90 stores currently. The Company also relocated one of its stores in Washington from a 5,000 square foot location to a new better-situated 18,000 square foot location within the same mall.

    Conference call

    To hear the Company's live third quarter earnings conference call, dial 1-866-200-5830 and enter pin code 854834 at 4:00 p.m. Eastern time today, Thursday, November 10, 2005.

    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 90 stores in California, Washington, Oregon, Arizona and Nevada.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation: the Company's recent expansion into Arizona and Nevada as well as its planned expansion into other southwestern states; the increased capital needs to fund this expansion including store build-out costs and inventory purchases; the impact of the Company's plan to open and operate larger stores in the future; competitive pressures in the footwear retail industry; changes in the level of consumer spending on or preferences in footwear merchandise; economic and other factors affecting retail market conditions; the Company's ability to purchase attractive name brand merchandise at reasonable discounts; the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.


                         Shoe Pavilion, Inc.
             Condensed Consolidated Statements of Income
                             (Unaudited)

(In thousands, except per share amounts and number of stores)
                              Thirteen weeks       Thirty-nine weeks
                                   ended                 ended
                           --------------------- ---------------------

                           October 1, October 2, October 1, October 2,
                             2005       2004       2005       2004

Net sales                    $24,820    $20,672    $73,048    $60,974
Cost of sales and related
 occupancy expenses           16,432     13,948     47,821     40,279
                           ---------- ---------- ---------- ----------
  Gross profit                 8,388      6,724     25,227     20,695
Selling, general and
 administrative expenses       7,762      6,591     22,539     18,680
                           ---------- ---------- ---------- ----------
  Income from operations         626        133      2,688      2,015
Interest expense                (145)      (102)      (381)      (244)
Other income                       1         10          1         10
                           ---------- ---------- ---------- ----------
Income  before income
 taxes                           482         41      2,308      1,781
Income tax expense              (189)       (17)      (905)      (711)
                           ---------- ---------- ---------- ----------
Net income                   $   293    $    24    $ 1,403    $ 1,070
                           ========== ========== ========== ==========

Earnings  per share:
Basic                        $  0.04    $  0.00    $  0.21    $  0.16
Diluted                      $  0.04    $  0.00    $  0.20    $  0.16

Weighted average shares
 outstanding:
Basic                          6,807      6,800      6,804      6,800
Diluted                        7,079      6,966      7,080      6,886


Stores operated at end of
 period                                                 89         84



                         Shoe Pavilion, Inc.
                Condensed Consolidated Balance Sheets
                             (Unaudited)

(In thousands, except share data)
                                                 October 1, January 1,
                                                   2005       2005
                                                 ---------- ----------
                     ASSETS
CURRENT ASSETS:
  Cash                                             $ 1,114    $ 1,179
  Receivables                                          860        131
  Inventories                                       41,916     35,654
  Deferred income taxes                                718        718
  Prepaid expenses                                   2,424      1,469
                                                 ---------- ----------
    Total current assets                            47,032     39,151
                                                 ---------- ----------

Property and equipment, net                          5,280      3,032
Deferred income taxes and other                      1,951      1,775
                                                 ---------- ----------
    TOTAL                                          $54,263    $43,958
                                                 ========== ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Borrowings under credit agreement                $10,573    $ 6,612
  Accounts payable                                  13,746     10,456
  Accrued expenses                                   3,251      2,974
                                                 ---------- ----------
    Total current liabilities                       27,570     20,042

Deferred rent                                        4,470      3,359
Long-term portion of capitalized lease
 obligations                                           235          -
Commitments and contingencies                            -          -

STOCKHOLDERS' EQUITY:
  Preferred stock -- $.001 par value; 1,000,000
   shares authorized; no shares issued or
   outstanding                                           -          -
  Common stock -- $.001 par value: 15,000,000
   shares authorized; 6,807,271 and 6,801,021
   shares issued and outstanding                         7          7
  Additional paid-in capital                        13,997     13,969
  Retained earnings                                  7,984      6,581
                                                 ---------- ----------
    Total stockholders' equity                      21,988     20,557
                                                 ---------- ----------
    TOTAL                                          $54,263    $43,958
                                                 ========== ==========



    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405